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January 31, 1994

          The undersigned has been identified as a proposed director in the Registration Statement on Form S-4 (Registration No. 33-50733) of Resorts International, Inc., Resorts International Hotel Financing, Inc., Resorts International Hotel, Inc. and P.I. Resorts Limited (the "Registration Statement"). The undersigned hereby agrees to serve as a director of Resorts International, Inc. if appointed pursuant to the Restructuring (as defined in the Registration Statement) and consents to the inclusion of his name in the Registration Statement.



                                   /s/ Charles Masson
                                   Charles Masson

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